UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2023

Western Digital Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-08703	33-0956711
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5601 Great Oaks Parkway San Jose, California	95119
(Address of principal executive offices)	(Zip Code)

(408) 717-6000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value per share	WDC	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Indenture and Notes

On November 3, 2023, Western Digital Corporation (“Western Digital”) issued $1.6 billion aggregate principal amount of its 3.00% convertible senior notes due 2028 (the “Notes”), including $200 million aggregate principal amount issued pursuant to the exercise in full of the initial purchasers’ option to purchase additional Notes. The Notes were issued pursuant to an indenture, dated as of November 3, 2023 (the “Indenture”), among (i) Western Digital, (ii) Western Digital Technologies, Inc., as guarantor, and (iii) U.S. Bank Trust Company, National Association, as trustee.

Western Digital received net proceeds from the offering of approximately $1,563 million, after deducting the initial purchasers’ discount and estimated offering expenses payable by Western Digital. Western Digital used (1) approximately $155 million of the net proceeds of the offering to pay the cost of entering into capped call transactions described below and (2) approximately $507 million of the net proceeds of the offering to pay the purchase price for the refinancing through private repurchases of approximately $508 million in aggregate principal amount of Western Digital’s existing 1.50% convertible senior notes due 2024 (the “Existing Convertible Notes”) and intends to use the remainder (3) to repay the remaining principal amount owed on the Existing Convertible Notes on the maturity date of the Existing Convertible Notes or prior to such date through further private repurchases, and (4) after the application of the proceeds in accordance with clauses (1) – (3) (or, with respect to clause (3), if Western Digital holds the requisite amount of funds to be used in accordance with such clause), for general corporate purposes, which may include repayment or repurchase of certain of Western Digital’s outstanding non-convertible debt securities through tender offers, open market or privately negotiated repurchases, redemption or otherwise or repayment of any of Western Digital’s other indebtedness.

The Notes are senior unsecured obligations of Western Digital and will be guaranteed, jointly and severally, on a senior unsecured basis by each of Western Digital’s wholly-owned subsidiaries from time to time guaranteeing Western Digital’s 4.75% senior unsecured notes due 2026 (the “2026 Notes”) (initially, Western Digital Technologies, Inc.) or that is a guarantor or obligor with respect to certain refinancing indebtedness with respect to the 2026 Notes. The Notes will bear interest at a rate of 3.00% per annum, payable semi-annually in arrears on May 15 and November 15 of each year, beginning on May 15, 2024. The Notes will mature on November 15, 2028, unless earlier repurchased, redeemed or converted in accordance with their terms.

The initial conversion rate of the Notes is 19.1589 shares of Western Digital’s common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $52.20 per share of Western Digital’s common stock). The initial conversion price represents a premium of approximately 30% to the $40.15 per share closing price of Western Digital’s common stock on October 31, 2023. Upon any conversion of the Notes, Western Digital will pay cash up to the aggregate principal amount of the Notes to be converted and pay or deliver, as the case may be, cash, shares of Western Digital’s common stock or a combination of cash and shares of Western Digital’s common stock, at Western Digital’s election, in respect of the remainder, if any, of its conversion obligation in excess of the aggregate principal amount of the Notes being converted.

Holders may convert their Notes at their option at any time prior to the close of business on the business day immediately preceding August 15, 2028, only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2023 (and only during such calendar quarter), if the last reported sale price of Western Digital’s common stock for at least 20 trading days (whether or not consecutive) during a period of 30 consecutive trading days ending on, and including, the last trading day of the immediately preceding calendar quarter is greater than or equal to 130% of the conversion price on each applicable trading day, (2) during the five business day period after any ten consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of Notes for each trading day of the measurement period was less than 98% of the product of the last reported sale price of Western Digital’s common stock and the conversion rate on each such trading day, (3) if Western Digital calls such Notes for redemption, at any time prior to the close of business on the second scheduled trading day immediately preceding the redemption date, but only with respect to the Notes called (or deemed called) for redemption, or (4) upon the occurrence of specified corporate events. On or after August 15, 2028 until the close of business on the second scheduled trading day immediately preceding the maturity date, holders may convert their Notes at any time, regardless of the foregoing circumstances.

The conversion rate will be subject to adjustment in certain events, but will not be adjusted for any accrued and unpaid interest. In addition, following certain corporate transactions or if Western Digital issues a notice of redemption, Western Digital will, in certain circumstances, increase the conversion rate for a holder that elects to convert its Notes in connection with such corporate transaction or notice of redemption (if in connection with a notice of redemption, solely with respect to those Notes called for redemption). Initially, a maximum of 39,850,560 shares of Western Digital’s common stock would be issuable, in the aggregate, in connection with conversion of all Notes in connection with a corporate transaction or notice of redemption that triggered the maximum possible adjustment under the provision described in the preceding sentence (disregarding for purposes of this calculation the fact that part or all of such conversion obligation would be settled in cash).

Western Digital will not be permitted to redeem the Notes prior to November 15, 2026. On or after November 15, 2026, Western Digital may redeem for cash all or any portion of the Notes, at its option, if the last reported sale price of Western Digital’s common stock has been at least 130% of the conversion price then in effect for a specified period of time. The redemption price will equal 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date. Western Digital may not redeem less than all of the outstanding Notes unless at least $150 million aggregate principal amount of Notes are outstanding and not called for redemption as of the time Western Digital sends the related notice of redemption (and after giving effect to the delivery of such notice of redemption).

Holders of the Notes will be able to require Western Digital to repurchase their Notes following certain corporate transactions at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The foregoing description of the terms of the Indenture and the Notes is not intended to be complete and is qualified in its entirety by reference to the text of the Indenture and the Notes, which are attached as Exhibit 4.1 and 4.2 respectively and are incorporated by reference herein.

Capped Call Transactions

In connection with the pricing of the Notes, Western Digital entered into privately negotiated capped call transactions with certain of the initial purchasers or their respective affiliates, as option counterparties. Western Digital subsequently entered into additional capped call transactions with the option counterparties in connection with the initial purchasers’ exercise in full of their option to purchase additional Notes. The capped call transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, the number of shares of Western Digital’s common stock initially underlying the Notes.

The capped call transactions are expected generally to reduce potential dilution to Western Digital’s common stock upon conversion of any Notes and to offset any cash payments made in excess of the principal amount of converted Notes, as the case may be, with such reduction and/or offset subject to a cap. The cap price of the capped call transactions is initially $70.2625 per share, which represents a premium of 75% over the last reported sale price of Western Digital’s common stock on October 31, 2023, and is subject to certain adjustments under the terms of the capped call transactions.

The Capped Call Transactions are separate transactions entered into by Western Digital with the option counterparties, are not part of the terms of the Notes and will not change the holders’ rights under the Notes. Holders of the Notes will not have any rights with respect to the capped call transactions.

The foregoing description of the terms of the capped call transactions is not intended to be complete and is qualified in its entirety by reference to the text of the form of confirmation for the capped call transactions, which is attached as Exhibit 10.1 and is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation under an Off-Balance Sheet Arrangement of a Registrant

See Item 1.01 above, which is incorporated by reference herein.

Item 3.02	Unregistered Sale of Equity Securities

See Item 1.01 above, which is incorporated by reference herein. Western Digital offered and sold the Notes to the initial purchasers in reliance on an exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”). The initial purchasers offered and sold the Notes to qualified institutional investors pursuant to the exemption from registration provided by Rule 144A under the Securities Act. The Notes, the common stock, if any, deliverable upon conversion of the Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction. They may not be offered or sold in the United States or to, or for the benefit of, U.S. persons absent registration under, or an applicable exemption from, the registration requirements of the Securities Act.

To the extent that any shares of Western Digital’s common stock are issued upon conversion of the Notes, they will be issued in transactions anticipated to be exempt from registration under the Securities Act by virtue of Section 3(a)(9) thereof because no commission or other remuneration is expected to be paid in connection with conversion of the Notes and any resulting issuance of shares of common stock.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
No.	Description

4.1	Indenture, dated as of November 3, 2023 (the “Indenture”), among (i) Western Digital Corporation, (ii) Western Digital Technologies, Inc., as guarantor, and (iii) U.S. Bank Trust Company, National Association, as trustee.

4.2	Form of Global Note, representing Western Digital corporation’s 3.00% convertible senior notes due 2028 (included as Exhibit A to the Indenture filed as Exhibit 4.1).

10.1	Form of Confirmation for Capped Call Transactions.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Western Digital Corporation

Date: November 3, 2023	By:	/s/ Michael C. Ray
Michael C. Ray
Executive Vice President, Chief Legal Officer and Secretary